UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 18, 2009 (May 14, 2009)
Universal Biosensors, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	000-52607	98-0424072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Corporate Avenue, Rowville, 3178, Victoria
Australia	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)
+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
On October 29, 2007, Universal Biosensors, Inc. (“UBI”) and its wholly owned operating subsidiary Universal Biosensors Pty Ltd (“UBS”) entered into a master services and supply agreement with LifeScan, Inc. (“LifeScan”) pursuant to which UBS agreed to provide certain services in the field of blood glucose monitoring to LifeScan and act as a non-exclusive manufacturer of certain blood glucose test strips to LifeScan. The agreement was amended on December 11, 2008. On May 14, 2009, UBI, UBS and LifeScan amended and restated the agreement to incorporate the amendments made in December 2008 and to update the commercial terms of the agreement to reflect a change from an original version of the initial blood glucose test strip being developed by UBS to an enhanced version of the blood glucose test strip (the “Amended and Restated Master Services and Supply Agreement”).
Pursuant to the terms of the Amended and Restated Master Services and Supply Agreement, UBS will provide a range of services to LifeScan, including continued development activities and activities in support of regulatory approval of the blood glucose test strip. UBS will also act as a non-exclusive manufacturer of the enhanced blood glucose test strips.
The Amended and Restated Master Services and Supply Agreement is structured as an umbrella agreement which enables UBS and LifeScan to enter into a series of additional arrangements for the supply by UBS of additional services and products.
LifeScan, in its sole discretion, will make decisions concerning the commercialization of the enhanced blood glucose product (which is not currently approved for marketing and sale), including where and how to market and sell the blood glucose product. The Amended and Restated Master Services and Supply Agreement provides that LifeScan will use commercially reasonable efforts to launch the enhanced version of the blood glucose product in a first jurisdiction as soon as practical after receipt of the first regulatory approval.
LifeScan will pay UBS a single milestone amount upon the achievement of regulatory approval of the enhanced initial blood glucose product in a jurisdiction.
After an initial costing phase, LifeScan will pay UBS an annually agreed transfer price per test strip manufactured and supplied by UBS, with such transfer price not to exceed a maximum amount specified in the Amended and Restated Master Services and Supply Agreement.
In addition, UBS will receive a quarterly service fee which will be calculated with reference to the number of products covered by the patent portfolio licensed to UBI that are sold by LifeScan, irrespective of who manufactures such test strips. LifeScan can end its obligation to pay the quarterly services fee by paying a lump sum fee if: (a) no such relevant products have been sold by April 30, 2011 or LifeScan ceases selling the products for a period of 18 months; or (b) at any time after UBS has received a minimum amount of quarterly service fees specified in the Amended and Restated Master Services and Supply Agreement.
UBS assigns to LifeScan all intellectual property in the test strips, in the manufacturing process for the test strips and with respect to certain other work UBS has undertaken in connection with the LifeScan product including a blood glucose meter. LifeScan grants UBS a license to use such intellectual property outside of the defined LifeScan field of diabetes and blood glucose management generally.

The Amended and Restated Master Services and Supply Agreement will continue until it is terminated in accordance with its terms. The Amended and Restated Master Services and Supply Agreement may be terminated for material breach by the other party if that breach is not remedied after notice requiring it to do so. LifeScan may terminate the Amended and Restated Master Services and Supply Agreement if UBI or UBS undergoes an insolvency event, if there is a change of control of UBI or UBS or if LifeScan is unable to obtain regulatory approval for relevant products. Prior to making a submission for approval or clearance to market the initial blood glucose product, LifeScan may terminate the Amended and Restated Master Services and Supply Agreement if: (i) UBS completes its obligations with respect to the development of the product before January 31, 2010 but LifeScan has not made a submission for regulatory approval or clearance by March 31, 2010, or (ii) UBS completes its obligations with respect to the development of the product before April 30, 2010 but LifeScan has not made a submission for regulatory approval or clearance by June 30, 2010, by making a termination payment to UBS. LifeScan may also terminate the Amended and Restated Master Services and Supply Agreement after terminating the quarterly service fee. UBS may terminate the Amended and Restated Master Services and Supply Agreement with two years notice if LifeScan has terminated the quarterly service fee or if the parties are unable to agree on amendments to the maximum manufacturing transfer price if required.
LifeScan is an affiliate of Johnson & Johnson, of which Johnson & Johnson Development Corporation is a wholly-owned subsidiary. Johnson & Johnson Development Corporation is a principal stockholder of UBI which owns approximately 14% of UBI’s shares.
(b) UBI and LifeScan are parties to a development and research agreement dated April 2002, as amended (the “Development and Research Agreement”). On May 14, 2009, the Development and Research Agreement was amended to: a) provide a new mechanism for determining research and development programs whereby UBS proposes development and research work, and then the program of development and research is approved by a joint steering committee; b) to quantify development and research funding during 2009, (c) to increase the development and research funding during 2010.
(c) On May 14, 2009 UBI, UBS and LifeScan entered into an addendum to the Amended and Restated Master Services and Supply Agreement with respect to the provision of services by UBS to develop and validate a second product and to provide launch and post launch support for such product. Funding for the services will be drawn from the funding committed by LifeScan under the Development and Research Agreement. The work under the addendum will be undertaken in stages. The parties will determine at the end of each stage whether or not to continue to the next stage. LifeScan also retains the right to terminate the services by providing 30 days prior written notice to UBS.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.
Date: May 18, 2009	By:	/s/ Salesh Balak
		Name:	Salesh Balak
		Title:	Chief Financial Officer